Exhibit 10.35

FIRST AMENDMENT TO INDEMNIFICATION AGREEMENT

This FIRST AMENDMENT TO INDEMNIFICATION AGREEMENT (this “First Amendment”) between Citibank, N.A., a national banking association (“CBNA”), and Discover Bank, a Delaware banking corporation (the “Buyer,” and together with CBNA, the “Parties”), is made and entered into as of December 30, 2010.

RECITALS

WHEREAS, the Parties have heretofore executed and delivered an Indemnification Agreement, dated as of September 17, 2010 (as amended and supplemented or otherwise modified through the date hereof, the “Indemnification Agreement”);

WHEREAS, United Guaranty Commercial Insurance Company of North Carolina, a North Carolina insurer (“United Guaranty”) and the Company have entered into the Commutation Agreement and Release, dated as of December 30, 2010 (the “Commutation Agreement and Release”);

WHEREAS, to induce Buyer to consent to the execution by the Company of the Commutation Agreement and Release, as required by the Merger Agreement, the Parties have agreed to amend the Indemnification Agreement as set forth below;

WHEREAS, Section 7.11 of the Indemnification Agreement provides that the Indemnification Agreement may be amended by mutual agreement of the Parties at any time, by an instrument in writing signed by the Parties;

NOW, THEREFORE, the parties hereto hereby are executing and delivering this First Amendment in order to amend the Indemnification Agreement in the manner set forth below.

1. Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indemnification Agreement.

2. Amendment to Section 2.2(n). Section 2.2(n) shall be deleted in its entirety and replaced with the following:

“(n)

except to the extent caused by actions or omissions of the Buyer Indemnified Parties (other than as a result of a failure to obtain a consent or any acts or omissions of the Company and its Subsidiaries on or prior to the Closing Date; it being understood and agreed that any consent to, knowledge of or acquiescence to any action or omission of any other person by any Buyer Indemnified Party shall not be deemed to have caused any of the items in clauses (i) – (v)), (i) the failure of any issuer of a Student Loan Insurance Policy or any school pursuant to any risk-sharing Contract to pay in full any valid claim thereunder, (ii) the cancellation, termination, rescission, commutation or revocation of any Student Loan Insurance Policy or any risk-sharing Contract or reduction in the coverage provided thereunder, (iii) the loss or denial of any coverage with respect to any Student Loan as a result of (A) any act or omission of the Company or any of its Affiliates occurring or arising on or prior to the Closing Date (including, without limitation, as a result of the Commutation Agreement and Release; and in the case of the Commutation Agreement and Release, CBNA shall make payments to the Buyer Indemnified Parties from time to time in respect of each such Student Loan) or (B) any act or omissions of CBNA or any of its Affiliates, (iv) any Student Loan Insurance Policy or risk-sharing Contract with any school ceasing to be in full force and effect or (v) the charging of additional premiums or other amounts in respect of a Student Loan Insurance Policy or any risk-sharing Contract; it is also agreed that, with respect to the Commutation Agreement and Release, CBNA shall pay the Buyer Indemnified Parties for all Losses relating to any indemnity demand, request, claim or the like made by United Guaranty or any other person (as defined in the Merger Agreement), based upon the Commutation Agreement and Release regardless of the basis therefore, even if such basis would otherwise be excluded by this Section 2.2.”

3. Amendment to Section 3.1. New clauses (d), (e) and (f) shall be inserted directly after clause (c) in Section 3.1(a) and shall read in their entirety as follows:

“(d)	In the event that any Buyer Indemnified Party has a claim against CBNA under this Agreement for Losses that would have been payable under any Student Loan Insurance Policy commuted pursuant to the Commutation Agreement and Release (a “Commuted Policy Claim”), such Buyer Indemnified Party shall deliver notice of such Commuted Policy Claim to CBNA; provided, however, that any delay or failure by such Buyer Indemnified Party to give notice to CBNA shall relieve CBNA of its obligations hereunder only to the extent, if at all, that it is materially prejudiced by reason of such delay or failure. Following receipt of such written notice, CBNA shall make payments to the Buyer Indemnified Parties with respect to such Commuted Policy Claim within a timeframe consistent with similar credit protection claims and without undue delay. Furthermore, CBNA and the Buyer shall work in good faith to establish and implement, within thirty (30) days following the Closing Date, an ongoing claims-making and claims-settlement process for Commuted Policy Claims that is appropriate for similar credit protection claims, which process shall be no less favorable to the Buyer Indemnified Parties than the procedures currently in effect.

(e)	The Parties agree that, from and after the Effective Date, CBNA and its Affiliates shall continue to manage all existing Third Party Claims against the Company currently being managed by CBNA or its Affiliates (the “CBNA Claims”), including, without limitation, the CBNA Claims set forth on Schedule I attached hereto, until final resolution of such claims, and that the procedures set forth in this Article III shall apply to all such CBNA Claims; it being understood that the Buyer Indemnified Parties are entitled to indemnification from CBNA for such CBNA Claims.

(f)	With respect to the Third Party Claims set forth on Schedule II hereto, CBNA acknowledges that the Buyer Indemnified Parties are authorized to retain (or continue the retention of) separate counsel pursuant to Section 3.1(b)(i)(B) and that the Buyer Indemnified Parties are entitled to indemnification from CBNA hereunder with respect to such Third Party Claims.”

4. Schedules. The Indemnification Agreement shall be amended by adding thereto Schedule I and Schedule II attached to this First Amendment.

5. No Waiver. The execution and delivery of this First Amendment shall not constitute a waiver of a past default under the Indemnification Agreement or impair any right consequent thereon.

6. Indemnification Agreement in Full Force and Effect as Amended. Except as specifically amended or waived hereby, all of the terms and conditions of the Indemnification Agreement shall remain in full force and effect. All references to the Indemnification Agreement in any other document or instrument shall be deemed to mean the Indemnification Agreement as amended by this First Amendment. This First Amendment shall not constitute a novation of the Indemnification Agreement, but shall constitute an amendment thereof. The Parties agree to be bound by the terms and obligations of the Indemnification Agreement to which they are parties thereto, as amended by this First Amendment, as though the terms and obligations of the Indemnification Agreement were set forth herein.

7. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

8. Severability. In case any provision in this First Amendment shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not be affected or impaired thereby.

9. Counterparts. This First Amendment may be executed and delivered (including by facsimile transmission) in two (2) or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10. Governing Law. This First Amendment, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this First Amendment or the negotiation, execution or performance of this First Amendment shall be governed by, and construed in accordance with the Laws of the State of Delaware, without giving effect to any otherwise applicable choice or conflict of laws provision or rule.

11. Effective Date. This First Amendment shall become effective as of the day and year first above written.

IN WITNESS WHEREOF, the Parties have caused this First Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

CITIBANK, N.A.

By:	/s/ Douglas Peterson
	Name:	Douglas Peterson
	Title:	Chief Operating Officer

DISCOVER BANK

By:	/s/ Christopher Greene
	Name:	Christopher Greene
	Title:	Secretary